Filed Pursuant to Rule 433
Registration No. 333-134406
Free Writing Prospectus dated May 22, 2008
El Paso Corporation
May 22, 2008
PRICING TERM SHEET

7.25% Senior Notes Due 2018
Issuer:	El Paso Corporation
Security:	7.25% Senior Notes due 2018
Size:	$600,000,000
Maturity:	June 1, 2018
Coupon:	7.25%
Price to Public:	100%
Yield to Maturity:	7.25%
Spread to Benchmark Treasury:	+ 333 bp
Benchmark Treasury:	3.875% due May 15, 2018
Interest Payment Dates:	June 1st and December 1st, commencing
December 1, 2008
Make-Whole Call:	T+50 bp
Settlement:	T+5; May 30, 2008
CUSIP:	28336L BR9
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Deutsche Bank Securities Inc. toll-free at (800) 503-4611.
This pricing term sheet supplements the preliminary form of prospectus supplement issued by El Paso Corporation on May 21, 2008 relating to its Prospectus dated May 23, 2006.